SUB-TRANSFER AGENCY AGREEMENT


AGREEMENT made as of the 1st day of October, 1999 by and between Smith Barney Trust Company (the "Transfer Agent") and PFS
Shareholder Services (the "Sub-Transfer Agent").

WITNESSETH:

WHEREAS, Transfer Agent serves as transfer and shareholder servicing agent to the registered investment companies listed on Schedule A hereto (as from time to time amended) (each a "Fund" and collectively the "Funds") pursuant to a Transfer Agency and Services Agreement between the Transfer Agent and the Funds as amended from time to time (the "TA Agreement");

WHEREAS, Transfer Agent desires that Sub-Transfer Agent be retained to perform certain recordkeeping and accounting services and functions with respect to transactions in shares of the Funds ("Shares") made by those beneficial owners of Shares (the "Shareholders") with respect to which the Sub-Transfer Agent maintains record ownership as nominee with the Transfer Agent and/or other parties designated by the Transfer Agent in a single master shareholder account; and

WHEREAS, Sub-Transfer Agent desires to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1. Services Provided by Sub-Transfer Agent

Sub-Transfer Agent agrees to perform recordkeeping and accounting services and functions with respect to transactions in Shares made by the Shareholders with respect to the Funds. Sub-Transfer Agent shall maintain with the Transfer Agent and/or other parties designated by the Transfer Agent a single master shareholder account. Sub-Transfer Agent will provide the following services:

	A. Maintain separate records for each Shareholder reflecting Shares purchased, redeemed and exchanged on behalf of such Shareholder and outstanding balances of Shares owned by or for the benefit of such Shareholder.

	B. Prepare and transmit to Shareholders periodic account statements indicating the number of Shares of a Fund owned for the benefit of Shareholders and purchases, redemptions and exchanges made on behalf of Shareholders.

	C. Process dividend and distribution payments from the Funds on behalf of each Shareholder.

	D. Transmit to Shareholders copies of proxy materials, periodic reports and other materials relating to the Funds.

	E. With respect to each Shareholder, aggregate all purchase, redemption and exchange orders made on behalf of the Shareholders and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent and/or other parties designated by the Transfer Agent for acceptance.

	F. Transmit to the Shareholders confirmations of transactions made in accordance with Instructions.

	G. Provide to the Transfer Agent and/or other parties designated by the Transfer Agent such other information relating to transactions in and holdings of Shares on behalf of the Shareholders as is reasonably requested.

	H. Arrange for the delivery to the Transfer Agent and/or other parties designated by the Transfer Agent of appropriate documentation and, in the case of purchase orders, payment, in connection with each aggregate order transmitted to the Transfer Agent.

	I. Provide to the Transfer Agent and/or other parties designated by the Transfer Agent such periodic reports as the Transfer Agent shall reasonably conclude are necessary to enable the Transfer Agent to comply with federal or state Blue Sky requirements.

2. 	Appointment as Agent for Limited Purpose

Sub-Transfer Agent shall be deemed to be agent of the Transfer Agent for the sole and limited purpose of receiving purchase, redemption and exchange orders from Shareholders and transmitting corresponding Instructions to the Transfer Agent and/or parties designated by the Transfer Agent. Except as provided specifically herein, neither Sub-Transfer Agent nor any person to which Sub-Transfer Agent may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Funds.

3. 	Delegation by Sub-Transfer Agent

With respect to any Shareholder, Sub-Transfer Agent may delegate some or all of its duties under this Agreement to other parties which after reasonable inquiry Sub-Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Sub-Transfer Agent shall enter into a written agreement with the delegatee in which the delegatee will, among other things:

	A. agree to forward Instructions to the Transfer Agent and/or parties designated by the Transfer Agent within such time periods as are specified by the Transfer Agent, each Fund's prospectus and applicable law and regulation; and

	B. represent and warrant that it is duly registered as required under all federal and state securities laws.

4. 	Records and Reporting

Sub-Transfer Agent will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the request of the Funds or the Transfer Agent, Sub-Transfer Agent will provide copies of: historical records relating to transactions involving the Funds and Shareholders; written communications regarding the Funds to or from Shareholders; and other materials relating to the provision of services by Sub-Transfer Agent under this Agreement. Sub-Transfer Agent will comply with any request for such information and documents made by the board of directors of the Funds or any governmental body or self regulatory organization. Sub-Transfer Agent agrees that it will permit the Funds, the Transfer Agent or their representatives to have access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by Sub-Transfer Agent.

5.	 Sub-Transfer Agent's Ability to Provide Services

Sub-Transfer Agent agrees to notify the Transfer Agent promptly if for any reason it is unable to perform its obligations under this Agreement.

6.	Compensation

	A. In consideration of performance of the services by Sub-Transfer Agent hereunder and the costs it will incur in providing those services, the Transfer Agent agrees to reimburse Sub-Transfer Agent for its costs (including payments to delegatees) in amounts that do not exceed those indicated in the maximum reimbursement schedule attached as Schedule B hereto. With respect to any Shareholder, to the extent Sub-Transfer Agent delegates any obligations hereunder to a third party, Sub-Transfer Agent will negotiate in good faith with such third party delegatee regarding the fees to be paid to the delegatee. Sub-Transfer Agent, and not the Transfer Agent, will be solely responsible for compensating such a delegatee. If as a result of its fee negotiations with such a delegatee Sub-Transfer Agent is required to pay the delegatee less than would be the case if Schedule B were the delegatee's fee schedule, Sub-Transfer Agent will reduce the amount of compensation it receives from the Transfer Agent hereunder by the amount of such differential.

	B. The Transfer Agent agrees to reimburse Sub-Transfer Agent or its delegatees for their reasonable out-of pocket costs, which shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein.

	C. Sub-Transfer Agent will permit the Transfer Agent or its representatives (including counsel and independent accountants) reasonable access to its records to enable the Transfer Agent to verify that Sub-Transfer Agent's charges to the Transfer Agent hereunder comply with the provisions of this Agreement.

7.	Representations and Warranties of Sub-Transfer Agent

Sub-Transfer Agent represents and warrants to the Transfer Agent that: (i) it is a corporation duly organized and existing and in good standing under the laws of the State of Georgia; (ii) it is duly qualified to carry on its business in Georgia; (iii) it is empowered under applicable laws and by its Articles of Incorporation to enter into and perform this Agreement; (iv) all requisite corporate actions have been taken to authorize it to enter into and perform this Agreement; and (v) it has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.


8.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Sub-Transfer Agent that: (i) it is duly organized and existing and in good standing under the laws of the State of New York; (ii) it is empowered under applicable laws and regulations and by its Articles of Incorporation and by-laws to enter into and perform this Agreement; (iii) all requisite corporate actions have been taken to authorize it to enter into and perform this Agreement; and (iv) a registration statement under the Securities Act of 1933 on behalf of each Fund is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all Shares being offered for sale.

9. 	Indemnification

Sub-Transfer Agent shall indemnify and hold harmless the Transfer Agent and the Funds from and against any and all losses and liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non performance of Sub-Transfer Agent or any of its delegatees of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Transfer Agent with its obligations under this Agreement, as to which the Transfer Agent shall indemnify, hold harmless and defend Sub-Transfer Agent on the same basis as set forth above.

10. 	Termination

This Agreement may be terminated at any time by Sub-Transfer Agent or the Transfer Agent upon 30 days' written notice. The provisions of paragraphs 4 and 9 shall continue in full force and effect after termination of this Agreement.

11.	Miscellaneous

This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of New York. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SMITH BARNEY PRIVATE TRUST		PFS SHAREHOLDER SERVICES, INC.
                     COMPANY


By:	                                                 	By:
	__________________________
Title:
	Title:
	__________________________

Schedule A
May 1, 2000



Smith Barney Aggressive Growth Fund Inc.

Smith Barney Appreciation Fund Inc.

Smith Barney Concert Allocation Series Inc.
Balanced Portfolio
Conservative Portfolio
Global Portfolio
Growth Portfolio
High Growth Portfolio
Income Portfolio

Smith Barney Equity Funds
	Concert Social Awareness Fund

Smith Barney Fundamental Value Fund Inc.

Smith Barney Income Funds
	Smith Barney Diversified Strategic Income Fund

Smith Barney Investment Funds Inc.
Concert Peachtree Growth Fund






Schedule B

SUB-TRANSFER AGENT FEE


Class A and B shares

Base Maintenance Fees:

	Class A:	$0.92 per account per
month
	Class B:	$1.04 per account per
mont

New Account Fees:	N/A

PAC Transaction Fees:	N/A

Purchase Transaction Fees:	N/A

SWP Transaction Fees:	N/A

Redemption Transaction Fee:	N/A

Account Closed Redemption Fees:	N/A

Dividend Transactions Fee: 	N/A

Maintenance Fees:	N/A






Schedule C


OUT-OF-POCKET EXPENSES

	The Transfer Agent shall reimburse the Sub-Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

- Microfiche/microfilm production
- Magnetic media tapes and freight
- Printing costs, including certificates, envelopes, checks and stationery
- Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Transfer Agent
- Due diligence mailings
- Telephone and telecommunication costs, including all lease, maintenance and line costs
- Proxy solicitations, mailings and tabulations
- Daily & Distribution advice mailings
- Shipping, Certified and Overnight mail and insurance
- Year-end form production and mailings
- Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
- Duplicating services
- Courier services
- Incoming and outgoing wire charges
- Federal Reserve charges for check clearance
- Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
- Third party audit reviews
- Insurance
- Such other miscellaneous expenses reasonably incurred by the Sub-Transfer Agent in performing its duties and responsibilities under this Agreement.

The Transfer Agent agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Sub-Transfer Agent. In addition, the Transfer
Agent will promptly reimburse the Sub-Transfer Agent for any other unscheduled expenses incurred by the Sub-Transfer
Agent whenever the Transfer Agent and the Sub-Transfer
Agent mutually agree that such expenses are not otherwise properly borne by the Sub-Transfer Agent as part of its duties and obligations under the Agreement.










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